Exhibit 10.34

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Daniel H. Schulman)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 27, 2009 by and between Sprint Nextel Corporation (the “Company”) on behalf of itself and its subsidiaries, affiliates and related entities (“Affiliates”) and Daniel H. Schulman (the “Executive”).

WHEREAS, the Executive has been employed by Virgin Mobile USA, L.P. (“Prior Employer”) pursuant to the terms of an Amended and Restated Employment Agreement between Virgin Mobile USA, Inc. (“VMU”) and Executive, dated as of January 1, 2008, as amended December 12, 2008 (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company, its subsidiary and VMU are entering into an Agreement and Plan of Merger (the “Merger”), dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as a result of the transactions contemplated by the Merger Agreement, the Company desires to assume Executive’s Prior Agreement and the Executive desires to accept such assumption concurrently with (and subject to the occurrence of) the Effective Time (as defined in the Merger Agreement and referred to herein as the “Commencement Date”) and the execution and delivery of the Merger Agreement; and

WHEREAS, both Company and Executive desire to amend and restate the Prior Agreement in its entirety in the form hereof and enter into this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree to amend and restate the Prior Agreement in its entirety as follows:

1. Term of Employment. Executive shall be employed by the Company hereunder for a period commencing as of the Commencement Date and ending upon termination of Executive’s employment pursuant to Section 9 of this Agreement (the “Employment Term”).

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s President, Prepaid, shall report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and shall have full authority for the day to day operations of the Company’s entire prepaid wireless business (“Prepaid”), subject to oversight by and prior approval of the Chief Executive Officer for major transactions and financial commitments, and such other duties, consistent with Executive’s position, as shall be determined from time to time by the Chief Executive Officer. Executive shall have exclusive authority with regard to the hiring and firing of all employees (other than himself) and consultants of Prepaid; provided that (i) Executive shall consult with the Chief Executive Officer with regard to the hiring and firing of senior executives in Prepaid and (ii) following consultation with Executive, the Chief Executive Officer shall retain the right to unilaterally terminate the employment of any such employee or consultant for cause. Notwithstanding the foregoing, Executive’s authorities and duties shall in all cases be subject to the fiscal policy, annual plans and budgets, as determined from time to time by the Company.

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(b) During the Employment Term, Executive will devote Executive’s full business time and efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive (i) from continuing to serve on any board of directors, advisory committees or boards of trustees of those business corporations and/or charitable organizations listed on Schedule I hereto, (ii) from being involved in charitable, professional and political support activities, (iii) from managing his personal and family investments and (iv) subject to the prior approval of the Chief Executive Officer, from accepting appointment to any additional boards of directors or advisory committees of any business corporation, provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict or interfere with Section 10.

(c) The principal place of Executive’s employment hereunder shall be in Northern or Central New Jersey or New York City, New York subject to such travel as may be reasonably necessary in connection with Executive’s performance of his duties to the Company (the “Principal Place of Employment”).

3. Base Salary. Effective as of the Commencement Date and continuing for the duration of the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and shall be subject to such increases, if any, as may be determined from time to time in the sole discretion of the Compensation Committee. Once increased, the Executive’s base salary shall not be reduced before 2012 without Executive’s written consent or, thereafter, except for across-the-board reductions generally applicable to the Company’s senior executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Short-term Incentive.

(a) With respect to the fiscal year ending December 31, 2009 Executive shall be eligible to earn a semi-annual target bonus award (a “Semi-Annual Bonus”) of one hundred twenty percent (120%) of Executive’s Base Salary during such semi-annual period and, with respect to each performance period thereafter during the Employment Term, a Short-term Incentive (“STI”) opportunity of at least one hundred twenty-five percent (125%) of Executive’s annual Base Salary during such performance period (in each case, the “Target Bonus” and, in each case, not subject to reduction before 2012 without Executive’s written consent and, thereafter, except for across-the-board reductions generally applicable to the Company’s senior executives), based upon, and subject to, the achievement of reasonable performance objectives established for each applicable performance period during the term of Executive’s employment.

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(b) With respect to the calendar year ending December 31, 2009, there shall be two semi-annual performance periods of January 1st through June 30th, 2009 (the “Interim Performance Period”) and January 1st through December 31st, 2009 (the “Annual Performance Period”). The Semi-Annual Bonus for the Interim Performance Period, if any, shall be paid to Executive during 2009 and the Semi-Annual Bonus for the Annual Performance Period, if any, shall be paid to Executive no later than March 15, 2010. Payment for the Annual Performance Period shall be based upon objectives and schedules in effect immediately before the Commencement Date and such payment will be based on year-to-date achievements against year-to-date target achievements less payment, if any, for the Interim Performance Period.

(c) With respect to calendar years ending December 31, 2010 and 2011, Executive’s STI opportunity will be based on the achievement of objectives, established by the Compensation Committee with input from the Executive, based on the criteria set forth in Schedule II attached hereto. Each 2010 and 2011 performance objective will have a payout range with a threshold of 25% (below which results in a zero payout), target at 100% and maximum achievement of 200%. Payment of STI, if earned, is subject to Executive’s continued employment with the Company through the end of the applicable calendar year performance period, except as otherwise provided in this Agreement, and shall be paid no later than March 15th after the end of the applicable calendar year performance period.

(d) Executive’s STI for performance periods after 2011 shall be subject to Section 4(a) above and such other terms as determined by the Compensation Committee, but shall be no less favorable in design than that available to the Company’s other senior executives.

5. Long-term Incentive (“LTI”).

(a) With respect to the fiscal year ending December 31, 2009, Executive shall be eligible to receive a long-term incentive award (the “Incentive Award”) in the amount of $1,100,000 pursuant to the terms of the Prior Employer’s 2009 Mid-term Incentive Plan, based upon, and subject to, the achievement of performance objectives previously established by the Prior Employer. Any such bonus shall be paid by March 15, 2010. This bonus shall be referred to as the “Mid-Term Bonus.” Payment of the Mid-Term Bonus shall be determined by the same performance criteria as in effect immediately before the Commencement Date but will be based upon year-to-date achievements through the Commencement Date against year-to-date targets through the Commencement Date.

(b) With respect to calendar years ending December 31, 2010 and 2011, Executive’s aggregate target LTI opportunity is $6,000,000, of which 25% percent will be awarded in restricted stock units (“RSUs”) and 75% will be performance-based awards payable in cash and/or unrestricted registered shares of Company stock at the discretion of the Compensation Committee. The RSUs and performance-based awards shall be granted under the Company’s 2007 Omnibus Incentive Plan or any successor plan thereto and shall be made no the later than the later of (i) November 5, 2009 and (ii) the Commencement Date.

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(i)      The RSUs shall vest 50% on December 31, 2010 and the underlying shares shall be delivered in January 2011, and 50% on December 31, 2011 and the underlying shares shall be delivered in January 2012, subject to Executive continued employment with the Company through the respective December 31, except as otherwise provided in this Agreement; and

(ii)     The performance-based awards shall be payable based upon the achievement of performance objectives, established within 90 days after the beginning of the applicable performance period by the Compensation Committee with input from the Executive, and shall be consistent with the criteria set forth in Schedule III attached hereto. Each objective will have a payout range with a threshold of 25 percent (below which results in a 0 payout), target at 100 percent and maximum achievement of 150 percent. Payment of these performance-based awards, if earned, is subject to Executive’s continued employment with the Company through December 31, 2011, except as otherwise provided in this Agreement, and would be paid no later than March 15, 2012.

(iii)    Subject to Section 6(h), if Executive is terminated due to death or Disability (as defined below), without Cause by the Company, resigns for Good Reason (as defined below) or resigns pursuant to a mutually agreed upon succession plan as described in Section 9(d) hereof, then any unvested portion of the RSUs shall vest in full on the date of termination and Executive shall be entitled to pro-rata payment of the performance-based awards in an amount and payable pursuant to Section 9(c)(iii)(D) (or Section 9(d)(ii)(D) if termination is pursuant to the mutually agreed upon succession plan) hereof.

(iv) The RSUs and performance-based awards shall not be subject to any post-termination restrictions and obligations other than as provided herein or in the “Clawback Policy” as described in the Company’s Definitive Proxy Statement filed with the United States Securities Exchange Commission on March 30, 2009.

(c) After 2011, Executive shall have such LTI opportunities and with such terms as determined by the Compensation Committee, but shall be no less favorable in design than that available to the Company’s other senior executives.

6. Equity Arrangements.

(a) Existing Equity Awards. Except as otherwise provided in this Agreement, the option granted to Executive by VMU on November 12, 2008 and the restricted stock unit grants made or assumed by VMU on February 14, 2007, May 23, 2007, March 13, 2008, and February 23, 2009 (“Existing Equity Awards”) shall continue to be governed by their respective existing terms and conditions, subject to the terms of the Merger Agreement as to conversions and assumptions and Section 6(b) below.

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(b) Restricted Stock Units. As of March 13, 2008, Executive was granted an aggregate of 400,000 restricted stock units of VMU (the “Restricted Stock Units”), and his right to 133,333 of these Restricted Stock Units was vested before the Commencement Date. Notwithstanding Section 6(a) above, the remaining unvested portion of the Restricted Stock Units shall vest pursuant to the following criteria:

(i)      2009 Vesting Opportunity. Subject to Executive’s continued employment with the Company as of December 31, 2009 (and subject to Sections 6(b)(ii) and 6(c) below), 133,333 of the Restricted Stock Units (the amount which is based on pre-Merger conversion calculations) shall become vested if VMU’s net earnings per share for fiscal year 2009 through the closing date for the Merger (the “Merger Closing Date”) meets or exceeds the target set by the VMU Compensation Committee, as certified by the Compensation Committee in good faith as soon as practicable following the receipt by the Company of VMU’s unaudited financial statements for fiscal year 2009 up to the Merger Closing Date (but in no event later than December 31, 2010).

(ii)    2010 Vesting Opportunity. Subject to Executive’s continued employment with the Company as of December 31, 2010 (and subject to the Section 6(c) below), the remaining 133,334 of the Restricted Stock Units (the amount which is based on pre-Merger conversion calculations) and any remaining unvested Restricted Stock Units that have not vested in prior years shall become vested on January 1, 2011.

(c) Accelerated Vesting. In the event that either (x) Executive is still employed with the Company six (6) months following the Merger Closing Date or (y) within six (6) months following the Merger Closing Date Executive’s employment is terminated by reason of death, Disability, the Company without Cause or if Executive resigns for Good Reason, all unvested Existing Equity Awards then held by Executive shall fully vest, as the case may be, upon the occurrence of such six (6) month anniversary or such termination of employment and the Restricted Stock Units and any other restricted stock units shall be distributed as provided in the applicable grant agreements, subject to Section 16 hereof.

(d) Post-Termination Option Exercise Period of Existing Equity Awards. In the event that either (x) Executive’s employment is terminated by the Company without Cause or for Disability, (y) Executive resigns for Good Reason or Executive’s employment is terminated as a result of death or (z) Executive’s employment is terminated pursuant to the terms of a mutually agreed succession plan as described in Section 9(d) hereof Executive shall be entitled to receive an extension of the period of time to exercise vested stock options that are Existing Equity Awards that are held by Executive on the date of such termination through the twenty-four (24) month period following such termination date (i.e., vested stock options that are not exercised will expire on the earlier of the end of such twenty-four (24) month period or the expiration date of the stock option); provided, however, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches during the one (1) year period following Executive’s termination of employment with the Company, the confidentiality restriction set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), any extension shall cease to apply and the Executive may thereafter only exercise such options during the original exercise period.

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(e) Forfeiture. Notwithstanding anything herein to the contrary, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one (1) year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), then (i) all unvested Restricted Stock Units then held by Executive shall be automatically forfeited as of the date of such breach and (ii) with respect to shares of Company or VMU common stock issued to Executive either upon the lapse of restrictions relating to Restricted Stock Units within the lesser of the one-year period preceding such breach or the period of time elapsed from the date of termination through the date of such breach or upon the exercise of vested stock options held by Executive and exercised during the period beginning on termination of Executive’s employment and ending on the first anniversary of such termination, Executive shall pay to the Company the after-tax value of such shares received by the Executive (as determined by the market price of the shares of Company or VMU, as the case may be, common stock as of the date of the lapse of such restrictions or the date of exercise of such vested stock options).

(f) Change in Control. For purposes of this Agreement, “Change in Control” shall mean an event satisfying the requirements of Treas. Reg. Section 1.409A-3(i)(5) and which is one of the following: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act of 1934 (the “Exchange Act”), (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company or (iii) any merger or other corporate transaction after which the outstanding shares of the Company immediately prior thereto represent less than fifty percent (50%) of the voting power (in the election of directors) of the shares in the surviving entity immediately thereafter.

(g) For the avoidance of doubt, the provisions of the Prior Agreement, including the definitions of Change in Control, Cause, Good Reason, and Disability in such Prior Agreement, shall continue to be incorporated as part of any Existing Equity Awards to the extent so incorporated on the Commencement Date and any cash incentive awards made by the VMU or its affiliates to Executive, as well as any related award agreements. Except as otherwise specifically provided in the grant or other agreement, in the event of any inconsistency between the terms and conditions governing any Existing Equity Awards or cash incentive awards and the Prior Agreement, the provisions of the Prior Agreement shall govern.

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(h) Accelerated Vesting of Future Equity Awards. In the event that within two (2) years following a Change in Control Executive’s employment is terminated by reason of death, Disability, the Company without Cause or if Executive resigns for Good Reason, or Executive’s employment is terminated pursuant to the terms of a mutually agreed succession plan as described in Section 9(d) hereof all unvested future equity awards granted before 2012 (including the awards described in Section 5(b)) then held by Executive shall fully vest upon the occurrence of such termination of employment, provided, that if an award is subject to multiple levels of performance-vesting, such award shall vest based on required achievement in such equitable manner as established by the Compensation Committee at the time the award is made and paid out within sixty (60) days following termination. Notwithstanding anything herein to the contrary, if within six (6) months prior to a Change in Control and in anticipation of such Change in Control (i) Executive is terminated by the Company without Cause, or (ii) Executive terminates employment for Good Reason, all unvested future equity awards (including the awards described in Section 5(b)) then held by Executive shall fully vest as if the date of termination was immediately after the date of such Change in Control, but payment of such amounts shall be made at such time as if a Change in Control had not occurred. Distribution of any equity award that is considered “nonqualified deferred compensation” under Section 409A or would be if not qualifying for the “short term deferral” exception under Section 409A to the extent not provided herein, shall be made as provided in the applicable grant agreement (and in accordance with Section 409A).

7. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans and payroll practices (other than bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that for the Employment Term, Executive will be provided with a minimum of $2 million of life insurance death benefit protection, long-term disability protection of at least sixty-five (65%) of Executive’s Base Salary and four (4) weeks per year of vacation.

8. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies. All taxable payments and reimbursements related to expenses paid pursuant to this Section 8 shall be paid in accordance with Section 16(c) hereof.

9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company.

(a) By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason (other than pursuant to a mutually agreed succession plan as described in Section 9(d) hereof); provided that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason.

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(ii) For purposes of this Agreement, “Cause” shall mean, during the Employment Term: (i) Executive’s willful misconduct or gross negligence with regard to the Company that has a material adverse effect on Company; (ii) Executive’s willful failure to attempt to follow proper legal written direction of the Chief Executive Officer within five (5) business days after written notice by the Company that failure to attempt to follow such direction shall be grounds for termination; (iii) Executive’s willful continuous failure to attempt in good faith to perform Executive’s duties hereunder (other than a result of incapacity due to physical or mental illness) within ten (10) days after delivery of a written demand for substantial performance by the Company; (iv) Executive’s conviction of or plea of guilty or no contest to a felony (other than a traffic violation) or misdemeanor involving fraud or theft with respect to Company or Company customer businesses or assets; or (v) Executive’s breach of the provisions of Section 10 or 11(a) of this Agreement which breach is not cured within fifteen (15) business days after Executive’s receipt of written notice thereof from the Company. No act or failure to act (other than the events described in clause (ii) above) will be considered to be “willful” if undertaken (or omitted to be done) in good faith and with a reasonable belief that such action or inaction was in the best interests of the Company. No termination shall be for Cause unless the Notice of Termination (as defined below) is accompanied (or followed) by a resolution adopted by two-thirds of the full Board at a meeting at which (or following a meeting at which) Executive (and, if Executive elects, his counsel) are permitted to appear and respond to the charges and of which Executive has been given at least ten (10) days written notice with reasonably specificity as to the alleged Cause event.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (other than pursuant to a mutually agreed succession plan as described in Section 9(d) hereof), Executive shall be entitled to receive:

(A) the Base Salary, and any accrued but unused and unpaid vacation, through the date of termination;

(B) any Semi-Annual Bonus or STI award and Mid-Term Bonus earned, but unpaid, as of the date of termination for a preceding performance period, paid in accordance with Section 4 and Section 5, respectively (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, to the extent such employee benefit plans expressly provide for the continuation of such Employee Benefits following termination of employment; and

(E) any equity rights and rights to LTI payments and/or awards expressly applicable following such a termination of employment pursuant to Sections 5 and 6 of this Agreement and any applicable equity plans and award agreements.

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The amounts described in clauses (A) through (E) hereof are the “Accrued Rights.”

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Sections 9(a)(iii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days in any twelve (12) month period to perform Executive’s material duties (such incapacity, a “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, in the event that as a result of absence because of mental and physical incapacity Executive incurs a Separation from Service (as defined in Section 16) , Executive shall on such date automatically be terminated from employment because of Disability.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the payments and benefits described under Section 9(c)(iii), subject to the terms and conditions set forth therein.

(iii) Following Executive’s termination of employment due to death or Disability, except as set forth in Sections 9(b)(ii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

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(ii) For purposes of this Agreement, “Good Reason” shall mean, during the Employment Term (A) any diminution in Executive’s title; (B) any material adverse diminution in Executive’s duties or responsibilities such that they are materially inconsistent with Executive’s position (except for diminution due to Executive’s Disability or temporary illness or other absence), (C) relocation of Executive’s Principal Place of Employment to a location outside of Northern or Central New Jersey or New York City, New York; or (D) failure of the Company to timely pay Executive any of the compensation set forth in Sections 3, 4, 5 or 6 of the Agreement; provided that no such event(s) shall constitute “Good Reason” unless the Company shall have failed to cure such event(s) within twenty (20) days after receipt by the Company from Executive of written notice describing in detail such events. In addition, except to the extent of any equity awards that are not Existing Equity Awards, either (I) a resignation by Executive for any reason during the thirty (30) day period commencing on the date that is six (6) months after a Change in Control, or (II) a resignation by Executive for any reason effective during the 60-day period commencing on January 1, 2012, shall be deemed to constitute Good Reason. Notwithstanding anything herein or the Prior Agreement to the contrary, Executive hereby acknowledges and agrees that changes to his position, title and activities consistent with this Agreement from those prior to the Commencement Date shall not constitute an event of “Good Reason” under this Agreement.

(iii) If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Section 16 hereof, a lump sum cash payment equal to two times the sum of (a) Executive’s Base Salary in effect on the Merger Closing Date plus (b) Executive’s Target Bonus amount for 2009, paid twenty (20) days following Executive’s termination of employment; (C) a pro rata portion of the actual Semi-Annual Bonus or STI award for the year of termination and any Mid-Term Bonus for any uncompleted measuring period that Executive would have been entitled to receive pursuant to Section 4 and Section 5 hereof, respectively, based on actual Company performance for the respective measurement period and upon the percentage of the measuring period that shall have elapsed through the date of termination of Executive’s employment, payable when such awards would have otherwise been payable had Executive’s employment not terminated;

(D) (x) full vesting of any unvested RSUs at the time of termination of employment and paid within sixty (60) days following termination of employment and (y) subject to Section 6(h), a pro-rata payment (reflecting the period employed from the beginning of the performance period for the particular performance objective, as applicable, until the employment termination date as opposed to the full performance period for each such particular performance objective), if any, of the Executive’s performance-based awards (as described in Section 5(b)(ii) hereof) determined in an equitable manner as established by the Compensation Committee at the time such award is made and based on actual results and payable on the date payment would have been made if Executive was still employed with the Company; and

(E) any equity rights expressly applicable following such termination of employment pursuant to Section 6 of this Agreement and any applicable equity plans and award agreements;

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provided that the aggregate amount described in Section 9(c)(iii)(B) shall be in lieu of (and Executive shall not be eligible for) any other cash severance or termination benefits which would be payable to Executive under any other plans, programs or arrangements of the Company or its Affiliates; and provided, further, that, without prejudice to the Company’s other remedies at law or in equity, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), Executive shall cease to be eligible for the benefits in Section 9(c)(iii)(B) above and Executive hereby agrees to promptly repay to the Company all amounts paid to him under Section 9(c)(iii)(B).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Sections 9(c)(iii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Mutually Agreed Succession Plan.

(i) The Employment Term and Executive’s employment hereunder may be terminated pursuant to the terms of a succession plan with respect to the position of President, Prepaid consented to in writing by Executive (which Executive may do or not do in his sole discretion), prior to the occurrence of any of the events constituting Good Reason as set forth in Section 9(c)(iii) hereof.

(ii) If Executive’s employment is terminated pursuant to the terms of a mutually agreed succession plan with as set forth in Section 9(d)(i) above, notwithstanding anything herein to the contrary Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Section 16 hereof, a lump sum cash payment equal to the sum of (a) Executive’s Base Salary in effect as of the date of termination plus (b) the Target Bonus amount for the year in which such termination occurs, paid twenty (20) days following Executive’s termination of employment;

(C) a pro rata portion of the actual Semi-Annual Bonus or STI award for the year of termination and any Mid-Term Bonus for any uncompleted measuring period that Executive would have been entitled to receive pursuant to Section 4 and Section 5, respectively, based on actual applicable performance for the respective measurement period and upon the percentage of the measuring period that shall have elapsed through the date of termination of Executive’s employment, payable when such awards would have otherwise been payable had Executive’s employment not terminated; and

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(D) (x) full vesting of any unvested RSUs at the time of termination of employment and paid within sixty (60) days following termination of employment and (y) subject to Section 6(h), a pro-rata payment (reflecting the period employed from the beginning of the performance period for the particular performance objective, as applicable, until the employment termination date as opposed to the full performance period for each such particular performance objective), if any, of the Executive’s performance-based awards (as described in Section 5(b)(ii) hereof) determined in an equitable manner as established by the Compensation Committee at the time such award is made and based on actual results and payable on the date payment would have been made if Executive was still employed with the Company; and

(E) any equity rights expressly applicable following such termination of employment pursuant to Section 6 of this Agreement and any applicable equity plans and award agreements;

provided that the aggregate amount described in Section 9(d)(ii)(B) shall be in lieu of (and Executive shall not be eligible for) any other cash severance or termination benefits which would be payable to Executive under any other plans, programs or arrangements of the Company or its Affiliates; and provided, further, that, without prejudice to the Company’s other remedies at law or in equity, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), Executive shall cease to be eligible for the benefits in Section 9(d)(ii)(B) above and Executive hereby agrees to promptly repay to the Company all amounts paid to him under Section 9(d)(ii)(B).

Following Executive’s termination of employment pursuant to a mutually agreed succession plan, except as set forth in Sections 9(d)(ii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

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10. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not directly or indirectly:

(A) engage in or participate in a Competitive Business (as defined below). For purposes of this Agreement, “Competitive Business” shall mean any entity, person or business, or any division, business unit or segment, that is primarily engaged in, devotes substantial resources to, or generates more than fifteen percent (15%) of its revenue from, (i) the wireless youth telecommunications business (pre- or post-paid) or (ii) any other business that competes with the wireless telecommunications business of the Company or its subsidiaries as in effect upon the date of Executive’s termination of employment (or (x) any other material line of business of the Company or its subsidiaries as of the date of termination of Executive’s employment or (y) businesses which the Company or its subsidiaries have specific plans to conduct as material lines of business during the Restricted Period and as to which Executive is aware of such planning) (the “Company Business”) in the United States or any other geographical area where the Company manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services;

(B) enter the employ of, or render any services to, any entity, person or business, or any division, business unit or segment who or which is a Competitive Business or which has an Affiliate that is engaged in a Competitive Business; provided that, notwithstanding the foregoing, it is agreed it shall not be a breach of Section 10(a)(i)(A) or (B) for Executive to provide services to an entity or person, that is not itself a Competitive Business, but either (I) has a division, business unit or segment that is a Competitive Business or (II) has an Affiliate that (x) is a Competitive Business or (y) has a division, business unit or segment that is a Competitive Business, so long as Executive demonstrates to the Company’s reasonable satisfaction that Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment, or such Affiliate (or its division, business unit or segment) that is the Competitive Business, provided that for this purpose services or advice shall be deemed not to include services or advice that is unrelated to the operations, management, strategic planning or marketing activities of any aspect of the business of such division, business unit or segment or such Affiliate (or its division, business unit or segment) that is competitive with the Company Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates existing as of the date of Executive’s termination of employment. For the avoidance of doubt, the foregoing restriction with respect to ultimate consumers of the Company’s business shall mean solely that Executive shall not, directly or indirectly, target, in particular, the Company’s ultimate consumers.

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(ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment (or in connection with employment or retention), securities of any person engaged in a Competitive Business, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such person.

(iii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(A) solicit or encourage any employee of the Company or its Affiliates (other than his secretary and administrative assistant) to leave the employment of the Company or its Affiliates; provided the foregoing shall not be violated by general advertising for employees or undirected activities of search firms; or

(B) hire any person who was employed by the Company or its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within six (6) months prior to or after, the termination of Executive’s employment with the Company (other than his secretary and administrative assistant); provided that the foregoing shall not limit any entity with which Executive is associated from hiring any person so long as Executive is not, directly or indirectly, involved in the hiring process.

(iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

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11. Confidentiality; Inventions.

(a) Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company), (i) except as required by law (or as Executive reasonably determines in good faith during the Employment Term is necessary in the conduct of the business and in the best interests of the Company), disclose or provide to any third party or (ii) use for Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or Affiliates, in each case, any trade secrets, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or Affiliate of the Company (“Confidential Information”) without the prior written authorization of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, in each case, other than as a result of Executive’s breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved and such obligation is known to Executive. Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 10 and 11 of this Agreement provided they are advised of the need to maintain the confidentiality of such terms. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its Affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information.

(b) Prior Inventions. To the fullest extent permissible by law, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all rights, if any, owned by Executive in any inventions, works of authorship, developments and other intellectual property (“Inventions”) that were created or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”) to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Company’s current and future business.

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(c) Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all Inventions, whether or not patentable, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Company Inventions”). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and the Company will own all right, title and interest in such works, including all copyright and all intellectual property therein shall be the sole property of the Company or its designee for all territories of the world in perpetuity, including any and all copyright registrations, copyright applications and all other copyrightable materials, including any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the works covered by such copyrights and in and to all income, royalties, damages, claims, and payments now or hereinafter due or payable with respect thereto, and in all causes of action, either in law or in equity for past, present or future infringement based on said copyrights, and in and to all rights corresponding to the foregoing throughout the world. To the extent any of such works are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

(d) Contracts with the United States. Executive agrees to execute any licenses or assignments as with regard to Company Inventions as reasonably required by any contract between the Company and the United States or any of its agencies.

(e) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(f) Further Assurances. Executive covenants to take all reasonably requested actions and execute all reasonable requested documents to assist the Company, or its designee, at the Company’s expense (but without further remuneration), in every way to secure the Company’s above rights in the Prior Inventions and Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. Section 11 shall survive the termination of this Agreement and Executive’s employment. If the Company is unable for any reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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13. 280G Gross-Up. Attachment A hereto sets forth Executive’s rights with regard to a gross-up of the excise tax, if any, incurred under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the Merger and any occurrences thereafter that result in an excise tax because of its relationship to the Merger and its resulting treatment as contingent on a Change in Control of VMU, and shall survive any termination of Executive’s employment. For the avoidance of doubt, Attachment A shall not be applicable with regard to any excise tax incurred under Code Section 4999 resulting from a change of ownership or effective control or a change of the ownership of a substantial portion of the assets of the Company covered by Code Section 280G(b)(2) following the consummation of the Merger (a “Future 280G Event”). With respect to a Future 280G Event, Executive’s rights with regard to a gross-up of resulting excise tax, if any, incurred under Section 4999 of the Code, shall be equivalent to the gross-up rights provided to the Chief Executive Officer.

14. Disputes.

Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of injunctive relief to preserve the status quo pending arbitration in accordance with applicable law under Section 12 hereof, shall be exclusively resolved by a single arbitrator at an arbitration to be conducted in New York City before, and pursuant to the National Rules for the Resolution of Employment Disputes rules of the American Arbitration Association (“AAA”) with the arbitrator applying the substantive law of the State of New York as provided for under Section 15(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration, subject to Section 15(m) of this Agreement; provided that if the arbitrator determines that overall Executive has prevailed in the arbitration, Executive shall be entitled as part of the award to reimbursement by the Company for the reasonable fees and disbursements of counsel actually incurred by Executive in connection with such arbitration proceeding. If the foregoing proviso is applicable, the Company shall within sixty (60) days of the award pay Executive such amount, subject to an obligation of the Executive to repay if judgment on such portion of the award is not upheld by the ultimate decider of fact.

15. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in a court of competent jurisdiction in the State of New York, and the parties hereby submit to the exclusive jurisdiction of such courts. The parties (and any Affiliates of the Company or beneficiary or permitted transferee of Executive, or any successor to the Company or the Company’s Affiliate) irrevocably waive any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any court of competent jurisdiction in the State of New York, and hereby irrevocably waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

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(b) Entire Agreement/Amendments. As of the Commencement Date, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company only to a person or entity which is a successor in interest to substantially all of the business operations of the Company, and provided that such assignee promptly delivers to Executive a written assumption of the obligations hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

(f) Mitigation/No Set Off/Beneficiary. Executive shall have no obligation to mitigate any amounts due him under Section 9 and any such amounts shall not be reduced by amounts earned by Executive for subsequent employment. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment. In the event Executive dies after termination of employment, but prior to the payment of any amounts due under Section 9, such amounts shall be paid to Executive’s estate or designated beneficiary.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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If to the Company:

General Counsel

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, KS 66251

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(i) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. The Company acknowledges that Executive is subject to certain confidentiality and nonsolicitation obligations with regard to his prior employer (pursuant to the Amended and Restated Employment Agreement by and between Priceline.com Incorporated and Daniel H. Schulman, dated December 20, 2000) and agrees not to require Executive to violate such obligations, and Executive agrees to fulfill his confidentiality and nonsolicitation obligations. Executive hereby represents that he has previously disclosed to the Company in writing all competition, solicitation and confidentiality covenants to which he is subject.

(j) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company. Until the Commencement Date, the Prior Agreement shall remain in full force and effect and apply to any matter occurring prior to the Commencement Date. In the event the Merger is not consummated and the Merger Agreement is terminated this Agreement shall be null and void and the Prior Agreement shall continue in full force and effect.

(k) Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(l) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. With respect to any tax withholdings that become due in connection with the vesting of Executive’s Restricted Units or Restricted Stock Units, Executive shall be entitled to satisfy the tax withholding requirements thereon by having the Company withhold a portion of such Units or Restricted Stock Units (as the case may be) equal to the statutory minimum required withholding amounts.

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(m) Legal Fees. The Company shall pay the reasonable legal fees (based only upon actual time charges and disbursements of counsel) incurred by Executive in negotiating and entering into this Agreement. Any reimbursement that is treated as taxable income shall be paid to Executive promptly and in accordance with Section 16(c) hereof.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. Compliance with IRC Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, promptly reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be timely made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. From time to time, the Company shall review its plans, programs and payroll practices with respect to Section 409A, and, if it determines in good faith that a revision or modification of any such plan, program or payroll practices is necessary to comply with Section 409A, it shall promptly undertake such revision or modification.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that is considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a Separation from Service (as defined below) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “nonqualified deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon Executive’s Separation from Service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Executive, and (B) the date of Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(c) All expenses or other reimbursements paid pursuant to Sections 8(a) and 15(m) hereof that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax. Any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, any payment or reimbursement made pursuant to Attachment A shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

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(e) “Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Code Section 409A and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Code Section 414(b) or 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price
By:	Sandra J. Price
Senior Vice President, Human Resources

DANIEL H. SCHULMAN

/s/ Daniel H. Schulman

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